Exhibit 4.4

EXECUTION VERSION

TRONY SOLAR HOLDINGS COMPANY LIMITED,

LI YI (李毅),

EACH OF THE ORDINARY HOLDERS IDENTIFIED ON SCHEDULE 1

and

EACH OF THE INVESTORS IDENTIFIED ON SCHEDULE 2

INVESTORS’ RIGHTS AGREEMENT

September 26, 2008

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TABLE OF CONTENTS

(Continued)

SCHEDULE 1	SCHEDULE OF ORDINARY HOLDERS
SCHEDULE 2	SCHEDULE OF SERIES A SHAREHOLDERS

EXHIBIT A	PFIC ANNUAL INFORMATION STATEMENT

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TRONY SOLAR HOLDINGS COMPANY LIMITED

INVESTORS’ RIGHTS AGREEMENT

THIS INVESTORS’ RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of September 26, 2008, by and among Trony Solar Holdings Co. Ltd., a limited liability company organized under the laws of the Cayman Islands (the “Company”), (ii) Li Yi (李毅) (the “Founder”), (iii) each of holders of the Ordinary Shares of the Company, as identified on Schedule 1 attached hereto (collectively, the “Ordinary Holders” and each an “Ordinary Holder”), and (iv) each of the holders of the Series A Preferred Shares of the Company, as identified on Schedule 2 attached hereto (collectively, the “Investors” and each an “Investor”).

RECITAL

A.            The Company, the Founder, the Investors and the other parties identified therein have entered into the Series A Preferred Share Purchase Agreement dated September 25, 2008 (the “Purchase Agreement”), pursuant to which the Company has agreed to sell to the Investors, and the Investors have agreed to purchase, an aggregate of 6,027,191 Series A Preferred Shares of par value of US$0.0001 per share (the “Series A Preferred Shares”) pursuant to the terms and conditions contained therein.  Capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Purchase Agreement.

B.            The respective obligations under the Purchase Agreement is conditioned upon the execution and delivery by the Parties of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the Parties contained herein, the Parties agree as follows:

AGREEMENT

1.             Registration Rights.  The Company and the Investors covenant and agree to the registration rights set forth in this Section 1, the terms of which are drafted primarily in contemplation of an offering of securities in the United States of America.  The parties recognize, however, the possibility that securities may be qualified or registered in a jurisdiction other than the United States of America where registration rights have significance.  Therefore, for purposes of this Agreement, reference to registration of securities under the Securities Act and the Exchange Act shall be deemed to refer to the equivalent registration in a jurisdiction other than the United States as, if and to the extent applicable, it being understood and agreed that in each such case all references in this Agreement to the Securities Act, the Exchange Act and rules, forms of registration statements and registration of securities thereunder, U.S. law and the SEC, shall be deemed to refer, to the equivalent statutes, rules, forms of registration statements, registration of securities and laws of and equivalent government authority in the applicable non-U.S. jurisdiction.

1.1          Definitions.   Unless otherwise noted, for purposes of this Agreement:

(a)           The term “Code” means the U.S. Internal Revenue Code of 1986, as amended;

(b)           The term “Exchange Act” means the United States Securities Exchange Act of 1934, as amended (and any successor laws and regulations thereto) and the rules and regulations promulgated thereunder, all as from time to time in effect;

(c)           The term “Form F-3” means such form under the Securities Act as in effect on the date hereof or any successor form under the Securities Act that permits significant incorporation by reference of a registrant’s prior public filings under the Exchange Act;

(d)           The term “Holder” means any holder of outstanding Registrable Securities or any assignee thereof in accordance with Section 1.12 of this Agreement;

(e)           The term “Indebtedness” means, at any time, with respect to any Group Company, without duplication:  (a) its liabilities for borrowed money (including money borrowed from directors, shareholders, related parties or Affiliates); (b) its liabilities for the deferred purchase price of property acquired by such Person to the extent required under IFRS to be recorded as debt (excluding accounts payable arising in the ordinary course of business but including, without limitation, all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property); (c) obligations under capital leases; (d) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities) including without limitation any liability under any interest rate swap, currency swap or any other type of derivative transactions or contingent payment transactions; and (e) any guarantee of such Person with respect to liabilities of a type described in any of clauses (a) through (d) hereof; for the avoidance of doubt, the term “Indebtedness” shall exclude the Series A Preferred Shares and any preferred shares issued subsequent to the issuance of the Series A Preferred Shares to the extent that they are treated as debt for accounting purposes;

(f)            The term “Person” has the meaning given to such term in the Purchase Agreement;

(g)           The term “Qualified IPO” means the closing of the Company’s first sale of its Shares in a firm commitment underwritten initial public offering that results in such securities being listed or registered on a Qualified Exchange, the public offering price of which values the Company for not less than US$1,000,000,000 (or an equivalent amount thereof in another currency) immediately following such public offering and which results in aggregate cash proceeds to the Company of not less than US$200,000,000 (or an equivalent amount thereof in another currency) (before deduction of underwriting discounts, commissions and expenses); “Qualified Exchange” means any of (i) the New York Stock Exchange, (ii) the Nasdaq Global Market System, (iii) the Main Board of the Hong Kong Stock Exchange, or (iv) with the consent of the Investors holding in the aggregate not less than two-thirds of the then issued and outstanding Series A Preferred Shares, any other internationally-recognized stock exchange;

(h)           The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document;

(i)            The term “Registrable Securities” means (i) any and all Shares issuable or issued upon conversion of the Series A Preferred Shares, other than shares for which registration rights have terminated pursuant to Section 1.15 hereof, and (ii) any other Shares of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares listed in clause (i); provided, however, that the foregoing definition shall exclude in all cases any Registrable Securities sold by a person in a transaction in which his or her rights under this Agreement are not assigned in accordance with Section 1.12.  Notwithstanding the foregoing, the Shares or other securities shall only be treated as Registrable Securities if and so long as (A) they have not been sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, (B) they have not been and may not be sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(1) thereof so that all transfer restrictions, and restrictive legends with respect thereto, if any, are removed upon the consummation of such sale, and (C) they have not been and may not be distributed to the public pursuant to Rule 144 (or any successor provision then in effect) under the Securities Act in any three (3) month period;

(j)            The number of shares of “Registrable Securities then outstanding” shall be the aggregate number of Shares outstanding which are Registrable Securities and Shares issuable pursuant to then exercisable or convertible securities which are Registrable Securities;

(k)           The term “SEC” means the United States Securities and Exchange Commission;

(l)            The term “Securities Act” means the United States Securities Act of 1933, as amended (and any successor laws and regulations thereto) and the rules and regulations promulgated thereunder, all as from to time in effect;

(m)          The term “Shares” or “Ordinary Shares” means ordinary shares of par value of US$0.0001 per share of the Company;

(n)           The term “Trony Materials” means Shenzhen Trony Solar Energy Construction Material Co., Ltd. (深圳市创益太阳能建材有限公司).

(o)           The term “US GAAP” means the generally accepted accounting principals of the United States; and

(p)           The term “US Person” means a “United States Person” as defined in Section 7701(a)(30) of the Code.

1.2          Request for Registration.

(a)           If the Company shall receive, at any time after the 6-month anniversary of the Qualified IPO, a written request from the Holders of at least fifty percent (50%) of the Registrable Securities then outstanding that the Company file a registration statement under the Securities Act for at least twenty percent (20%) of the Registrable Securities then outstanding (or a lesser percentage if the anticipated aggregate offering price, net of underwriting discounts and commissions, would exceed US$20 million, then the

Company shall, within ten (10) calendar days of the receipt thereof, give written notice of such request to all other Holders and shall, subject to the limitations herein, file as soon as practicable a registration statement under the Securities Act covering all Registrable Securities which the Holders request to be registered within twenty (20) calendar days of the delivery of such notice by the Company.

(b)           If the Holders initiating the registration request hereunder (“Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.2 and the Company shall include such information in the written notice referred to in subsection 1.2(a).  Subject to Section 7.1 hereof, the underwriter shall be selected by the Company and shall be reasonably acceptable to the Initiating Holders holding at least a majority of the Registrable Securities then held by them.  In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided therein.  All Holders proposing to distribute their Registrable Securities through such underwriting shall (together with the Company as provided in subsection 1.5(e)) enter into an underwriting agreement in substance and form satisfactory to the underwriter or underwriters selected for such underwriting.  Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Initiating Holders and the Company in writing that market conditions require a limitation of the number of shares to be underwritten in the proposed offering, the Company and the Initiating Holders shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto of such limitation, and the number of shares of Registrable Securities that may be included in such underwriting shall be reduced accordingly and be allocated among all participating Holders, including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities owned by each participating Holder immediately prior to such underwriting; provided, however, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities other than the Registrable Securities are first entirely excluded from the underwriting.

(c)           Notwithstanding the foregoing, if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 1.2, a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company (“Board of Directors”), it would be materially detrimental to the Company and its shareholders for such registration statement to be filed, the Company shall have the right to defer such filing for a period of not more than ninety (90) calendar days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any 6-month period; provided further that during such ninety (90) calendar day period, the Company shall not file any registration statement pertaining to the public offering of any securities of the Company.

(d)           In addition, the Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 1.2:

(i)            After the Company has effected two (2) registrations pursuant to this Section 1.2 and such registrations have been declared or ordered effective;

(ii)           During the period starting with the date ninety (90) calendar days prior to the Company’s good faith estimate of the date of filing of, and ending on a date one hundred eighty (180) calendar days after the effective date of, a registration subject to Section 1.3 hereof, unless such offering is the initial public offering of the Company’s securities, in which case, ending on a date twelve (12) months after the effective date of such registration subject to Section 1.3 hereof; provided that the Company is actively employing in good faith to cause such registration statement to become effective; or

(iii)          If the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on or Form F-3 pursuant to a request made pursuant to Section 1.4 below.

(e)           If the Company, officers or directors of the Company holding Ordinary Shares other than Registrable Securities, or holders of securities other than Registrable Securities, request inclusion of such Ordinary Shares or other securities in the registration, the Initiating Holders may in their discretion, on behalf of all Holders, elect to permit any or all of the Company, such officers or directors and holders of securities other than Registrable Securities to include their Ordinary Shares or other securities in the underwriting and may condition such inclusion on the acceptance by those persons of the terms of this Section 1.2.

(f)            In the event of any registration pursuant to this Section 1.2, the Company shall exercise its best efforts to register and qualify the securities covered by the registration statement under the securities laws of any other jurisdictions as shall be reasonably appropriate or required for the distribution of the securities, except for any particular jurisdiction (other than the United States or any jurisdiction on which the Registrable Securities are then being proposed to be listed) in which the Company would be required solely as a result of such registration to execute a general consent to service of process in effecting such registration, qualification, or compliance, unless the Company is already subject to service in such jurisdiction.

1.3          Company Registration.  If the Company proposes to register (including for this purpose a registration effected by the Company for shareholders other than the Holders) any of its shares under the Securities Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company share option, share purchase or similar plan or a transaction covered by Rule 145 under the Securities Act, a registration in which the only shares being registered are Shares issuable upon conversion of debt securities which are also being registered, or any registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities), the Company shall, at such time, promptly give each Holder written notice of such proposed registration.  Upon the written request of each Holder given, within twenty (20) calendar days after the delivery of such notice by the Company in accordance with Section 5.5, the Company shall, subject to the provisions of Section 1.8, cause to be registered under the Securities Act all of the Registrable Securities that each such Holder has requested to be registered.  The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 1.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration, if the underwriter advises the Company that market conditions require a delay or termination of the proposed offering.  For the avoidance of doubt, the fact that any Registrable Securities are included in such proposed offering by the Company under this Section shall not be considered or be deemed to be a request for registration by any Investor contemplated under Section 1.2 hereof.

1.4          F-3 Registration.  In case the Company shall receive from any Holder or Holders of at least fifty percent (50%) of the Registrable Securities then outstanding a written request or requests that the Company effect a registration on Form F-3 or any comparable or successor form and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

(a)           promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(b)           as soon as practicable effect such registration and make all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within 15 calendar days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.4:  (i) if Form F-3 is not available for such offering by the Holders; (ii) if the Company shall furnish to the Holders a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be materially detrimental to the Company and its shareholders for such Form F-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form F-3 registration statement for a period of not more than ninety (90) calendar days after receipt of the request of the Holder or Holders under this Section 1.4; provided, however, that the Company shall not utilize this right more than twice in any 12-month period; provided further that during such ninety (90)calendar day period, the Company shall not file any registration statement pertaining to the public offering of any securities of the Company; (iii) if, within the six (6) month period preceding the date of such request, the Company has already effected a registration other than a registration from which the Registrable Securities of Holders have been excluded; or (iv) if the aggregate anticipated price to the public of any Registrable Securities which such Holders propose to sell pursuant to such registration is less than US$20,000,000.

(c)           Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders.  Registrations effected pursuant to this Section 1.4 shall not be counted as requests for registration or registrations effected pursuant to Sections 1.2 or 1.3, respectively.  The provisions of Section 1.2(b) shall apply to a registration effected pursuant to this Section 1.4, mutatis mutandis, if the Registrable Securities are to be distributed by means of an underwriting.

1.5          Obligations of the Company.  Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a)           Prepare and file with the SEC a registration statement with respect to such Registrable Securities and cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to ninety (90) calendar days or until the distribution described in such registration statement is completed, if earlier.

In the case of any registration of Registrable Securities on Form F-3 which are intended to be offered on a continuous or delayed basis, such ninety (90) calendar day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold, provided that Rule 415, or any successor rule under the Securities Act, permits an offering on a continuous or delayed basis, and provided further that applicable rules under the Securities Act governing the obligation to file a post-effective amendment permit, in lieu of filing a post-effective amendment that (i) includes any prospectus required by Section 10(a)(3) of the Securities Act or (ii) reflects facts or events representing a material or fundamental change in the information set forth in the registration statement, the incorporation by reference of information required to be included in (i) and (ii) above to be contained in periodic reports filed pursuant to Section 13 or 15(d) of the Exchange Act in the registration statement.

(b)           Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

(c)           Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(d)           Register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(e)           In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering.  Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(f)            Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(g)           Cause all such Registrable Securities registered pursuant hereunder to be listed on the primary securities exchange on which similar securities issued by the Company are then listed, or in the case of an initial public offering, cause the securities to be approved for listing or trading on such proposed exchange..

(h)           Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number (if applicable) for all such Registrable Securities, in each case not later than the effective date of such registration.

(i)            Furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 1, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 1, if such securities are being sold through underwriters, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters.

(j)            To the extent the Company is a well-known seasoned issuer (as defined in Rule 405 under the Securities Act) (a “WKSI”) at the time any request for registration is submitted to the Company in accordance with Section 1.4, if so requested and reasonably agreed to by the Company, file an automatic shelf registration statement (as defined in Rule 405 under the Securities Act) (an “automatic shelf registration statement”) to effect such registration.

(k)           If at any time when the Company is required to re-evaluate its WKSI status for purposes of an automatic shelf registration statement used to effect a request for registration in accordance with Section 1.4 (i) the Company determines that it is not a WKSI, (ii) the registration statement is required to be kept effective in accordance with this Agreement, and (iii) the registration rights of the applicable Holders have not terminated, promptly amend the registration statement onto a form the Company is then eligible to use or file a new registration statement on such form, and keep such registration statement effective in accordance with the requirements otherwise applicable under this Agreement.

(l)            If (i) a registration made pursuant to a shelf registration statement is required to be kept effective in accordance with this Agreement after the third anniversary of the initial effective date of the shelf registration statement and (ii) the registration rights of the applicable Holders have not terminated, file a new registration statement with respect to any unsold Registrable Securities subject to the original request for registration prior to the end of the three year period after the initial effective date of the shelf registration statement, and keep such registration statement effective in accordance with the requirements otherwise applicable under this Agreement.

(m)          Comply with all applicable rules and regulations of the SEC, and make available to its securities holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months, but not more than eighteen (18) months, beginning with the first month after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act.

1.6          Furnish Information.  It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder’s Registrable Securities.  The Company shall have no obligation with respect to any registration requested pursuant to Section 1.2 or Section 1.4 of this Agreement if, as a result of the application of the preceding sentence, the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in subsection 1.2(a) or subsection 1.4(b)(iv), whichever is applicable.

1.7          Expenses of Registration.

(a)           Demand Registration.  All expenses (other than underwriting discounts and commissions and stock transfer levies or taxes) incurred in connection with registrations, filings or qualifications pursuant to Section 1.2, including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of one counsel for the selling Holders selected by them shall be borne by the Company.

(b)           Company Registration.  All expenses (other than underwriting discounts and commissions and stock transfer levies or taxes) incurred in connection with registrations, filings or qualifications of Registrable Securities pursuant to Section 1.3 for each Holder (which right may be assigned as provided in Section 1.12), including (without limitation) all registration, filing, and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the selling Holder or Holders selected by them shall be borne by the Company.

(c)           Registration on Form F-3.  All expenses (other than underwriting discounts and commissions and stock transfer levies or taxes) incurred in connection with a registration requested pursuant to Section 1.4, including (without limitation) all registration, filing, qualification, printers’ and accounting fees and the reasonable fees and disbursements of one counsel for the selling Holder or Holders selected by them shall be borne by the Company.

(d)           Expenses for Certain Withdrawn Request for Registration.  Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding commenced pursuant to Sections 1.2 and 1.4 of this Agreement if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (which Holders shall bear such expenses pro rata).  Notwithstanding anything to the contrary in this Agreement, in the event any jurisdiction in which the securities shall be qualified imposes a non-waivable requirement that expenses incurred in connection with the qualification of the securities be borne by selling shareholders, the expenses shall be payable pro rata by the selling shareholders.

1.8          Underwriting Requirements.  In connection with any offering involving an underwriting of the Company’s capital shares, the Company shall not be required under Section 1.3 to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company.  If the total amount of securities, including Registrable Securities, requested by shareholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the number of securities to be included shall first be allocated to the Company, and thereafter the Company shall be required to include in the offering only that number of such securities, including Registrable

Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling shareholders according to the total amount of securities entitled to be included therein owned by each selling shareholder or in such other proportions as shall mutually be agreed to by such selling shareholders) but in no event shall any securities held by any other shareholder be included if any securities held by any selling Holder are excluded.  Notwithstanding the foregoing or anything to the contrary, (i) in the case of the Company’s Qualified IPO, no such reduction shall reduce the number of Registrable Securities of the Holders included in such registration below fifty percent (50%) of the total number of then outstanding Registrable Securities, and (ii) in the case of any registered public offering subsequent to the Company’s Qualified IPO, no such reduction shall reduce the value of the Registrable Securities of the Holders included in such registration below thirty percent (30%) of the total value of securities included in such registration.  For purposes of the preceding parenthetical concerning apportionment, for any selling shareholder which is a holder of Registrable Securities and which is a venture capital fund, partnership or corporation, the partners, retired partners, the affiliated venture capital funds and shareholders of such holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling shareholder,” and any pro-rata reduction with respect to such “selling shareholder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “selling shareholder,” as defined in this sentence.

1.9          Delay of Registration.  No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

1.10        Indemnification.  In the event any Registrable Securities are included in a registration statement under this Section 1:

(a)           To the extent permitted by law, the Company will indemnify and hold harmless each Holder, any underwriter (as defined in the Securities Act) for such Holder and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”):  (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and the Company will pay to each such Holder, underwriter or controlling Person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company

(which consent shall not be unreasonably withheld), nor shall the Company be liable to any Holder, underwriter or controlling Person for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling Person.

(b)           To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each Person, if any, who controls the Company within the meaning of the Securities Act, any underwriter, any other Holder selling securities in such registration statement and any controlling Person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing Persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any Person intended to be indemnified pursuant to this subsection 1.10(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, that in no event shall any indemnity under this subsection 1.10(b) plus any amount under subsection 1.10(d) exceed the net proceeds from the offering out of which such Violation arises received by such Holder, except in the case of fraud or willful misconduct by such Holder.

(c)           Promptly after receipt by an indemnified party under this Section 1.10 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.10, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel selected by the indemnifying party and mutually satisfactory to the parties (the approval of the indemnified party shall not be unreasonably withheld); provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding.  The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.10 to the extent the indemnifying party is prejudiced as a result thereof, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.10.

(d)           If the indemnification provided for in this Section 1.10 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations; provided, that in no event shall any contribution by a Holder under this subsection 1.10(d) plus any amount under subsection 1.10(b) exceed the net proceeds from the offering received by such Holder, except in the case of fraud or willful misconduct by such Holder.  The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e)           The obligations of the Company and Holders under this Section 1.10 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

1.11        Reports Under the Exchange Act.  To the extent applicable, with a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form F-3, the Company agrees to:

(a)           make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after ninety (90) days after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public so long as the Company remains subject to the periodic reporting requirements under Sections 13 or 15(d) of the Exchange Act;

(b)           file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(c)           furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after the effective date of the first registration statement filed by the Company), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form F-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed with or furnished to the SEC by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

1.12        [Reserved] .

1.13        Limitations on Subsequent Registration Rights.  From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder to include such securities in any registration filed under this Section 1 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of his, her, or its securities will be on parity with or junior to the rights of the Holders.

1.14        Exercise or Conversion.  Notwithstanding anything else contained herein, the Company shall have no obligation to register Registrable Securities that are not Shares unless and until they have been exercised, converted or exchanged into Shares.

1.15        Termination of Registration Rights.  The rights and obligations set forth in this Section 1 shall terminate on the earliest to occur of (a) the fifth (5th) anniversary of the date of closing of a Qualified IPO, (b) as to any Holder, the date that all Registrable Securities held by such Holder can be sold without regard to the volume limitations under Rule 144 (or any successor provision then in effect) under the Securities Act, or (c) with respect to such Holder, after a Qualified IPO, if following such Qualified IPO, such Holder, together with its Affiliates, holds less than one percent (1%) of the outstanding Ordinary Shares.

2.             Information and Inspection Rights.

2.1          Financial Statements.  The Company shall deliver to each Investor that continues to hold at least ten percent (10%) of the number of Series A Preferred Shares issued and outstanding immediately after the Closing (as adjusted for any share split, share dividends, reclassification, or the like):

(a)           as soon as practicable, but in any event within one hundred and twenty (120) calendar days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company as of the end of such year, and a statement of cash flows for such year, such year-end financial reports to be in reasonable detail, all on a consolidated basis, prepared in accordance with US GAAP, and audited and certified by a “Big-Four” accounting firm selected by the Company;

(b)           as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three quarters, an unaudited profit or loss statement, a statement of cash flows for such fiscal month and an unaudited balance sheet as of the end of such fiscal month on a consolidated basis;

(c)           as soon as practicable, but in any event thirty (30) days prior to the end of each fiscal year, an annual budget and business and financial plan for the next fiscal year prepared in reasonable detail, and as soon as prepared, any other budgets or revised budgets prepared by the Company; and

(d)           with respect to the financial statements called for in subsection (b) of this Section 2.1, a certificate signed by the Chief Financial Officer of the Company certifying that such financial statements were prepared in accordance with US GAAP consistently applied throughout the period (with the exception of footnotes that may be required by US GAAP) and fairly present in all material respects the financial condition of the Company and its results of operation for the period specified, subject to year-end audit adjustment, or in lieu thereof provide such financial statements that have been reviewed by the Company’s independent audit firm provided that the foregoing shall not restrict the right of the Company to change its accounting principles consistent with US GAAP, if the Board of Directors determines that it is in the best interest of the Company to do so.

2.2          Inspection.  The Company shall, and shall take all actions within its power to cause each Group Company to, permit each Investor, at the expense of such Investor, to visit and inspect the Company’s and each Group Company’s properties, to examine their respective books of account and records and to discuss the Company’s and each Group Company’s affairs, finances and accounts with their respective officers, all at such reasonable and normal business times as may be requested by such Investor, subject to customary confidentiality restrictions and limitations.

2.3          Copies of Reports and Agreements.  In addition to, and not in substitution for, any information or related rights granted in Sections 2.1 and 2.2, or otherwise, the Company agrees to provide the Investors with copies of:  (i) all of the Company’s annual and periodic reports made available to its shareholders as well as all public reports (including without limitation all annual, periodic, interim, or extraordinary reports and all prospectuses or public offering documents) filed with the SEC or any other stock exchange or governmental securities authority or regulatory body, promptly after filing; and (ii) current versions of this Agreement, the Purchase Agreement, any agreements or documents relating to any equity financing, investment or fundraising by the Company subsequent to this financing, and any other agreements or documents governing the management of the Company or relating to or affecting the Series A Preferred Shares, each bearing the signatures of all parties, and of the Company’s charter documents, file-stamped by the appropriate company registrar or government agency charged with similar duties, in each case, reflecting all amendments and restatements thereto through such date of request, promptly following any request by the Investors from time to time.  The rights set forth in this Section 2.3(i) shall expressly survive the closing of any public offering, including without limitation a Qualified IPO.  The rights set forth in this Section 2.3 shall apply to the holder of any Series A Preferred Shares (or any security issued or issuable upon conversion or exchange thereof) of the Company.

3.             Preemptive Right.  Subject to the terms and conditions specified in this Section 3, the Company hereby grants to each Investor a right of first offer to purchase its Pro Rata Portion (as defined below) of New Securities (as hereinafter defined) that the Company may issue from time to time.  Each Investor shall be entitled to assign or apportion the right of first offer hereby granted it among itself and its partners and affiliates, including any Affiliated Fund, in such proportions as it deems appropriate; except that, the right of first offer granted hereto shall not be transferred by any Investor to any non-affiliated third party without the Company’s prior written approval.  Each time the Company proposes to offer New Securities, the Company shall first make an offering of such New Securities to each Investor in accordance with this Section 3.

3.1          Except as set forth below, “New Securities” shall mean any shares of capital share of the Company, including Ordinary Shares or Preferred Shares, whether or not now authorized, and rights, options or warrants to purchase said Ordinary Shares or Preferred Shares and securities of any type whatsoever that are, or may by their terms become, convertible into said shares of Ordinary Shares or Preferred Shares.  Notwithstanding the foregoing, “New Securities” shall not include the following:

(i)            the Ordinary Shares issued upon the conversion of Series A Preferred Shares;

(ii)           securities issued pursuant to options, warrants, or other rights to acquire securities of the Company that are outstanding on the date of this Agreement;

(iii)          up to 10% of the Ordinary Shares issued and outstanding immediately following the closing, or options or other rights to purchase Ordinary Shares (subject to adjustment for share splits, share dividends, reclassifications or the like), issued or granted to officers, directors or employees of, or consultants to, the Company pursuant to a stock grant, option plan or purchase plan or other employee stock incentive program approved by the Board of Directors;

(iv)          securities issued or issuable to financial institutions or lessors in connection with real estate leases, commercial credit arrangements, equipment financings or similar transactions approved by the Board of Directors, the principal purpose of which is non-equity financing;

(v)           securities issued by the Company pursuant to a strategic partnership, joint venture or other arrangement approved by the Board of Directors the principal purpose of which is non-equity financing;

(vi)          securities issued by the Company for consideration other than cash pursuant to a merger, consolidation, acquisition, or similar business combination approved by the Board of Directors, including the approval of the Series A Directors;

(vii)         securities issued pursuant to a Qualified IPO of the Company’s securities;

(viii)        Ordinary Shares or other securities issued as a dividend or distribution on the Series A Preferred Shares or any event for which an appropriate adjustment to the Series A Preferred Shares is made; and

(ix)           securities issued pursuant to a stock split or other similar reorganization for which an appropriate adjustment to the Series A Preferred Shares is made.

3.2          The Company shall deliver a notice (the “RFO Notice”) to the Investors stating (i) its bona fide intention to offer New Securities, (ii) the number of New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.

3.3          Within fifteen (15) calendar days after delivery of the RFO Notice, each Investor may elect to purchase or obtain, at the price and on the terms specified in the RFO Notice, up to that portion of such New Securities which equals the proportion that the number of Shares issued and held, or issuable upon conversion, exercise and exchange of all convertible, exercisable or exchangeable securities then held, by such Investor bears to the total number of Shares then outstanding (assuming full conversion, exercise and exchange of all convertible, exercisable or exchangeable securities) (“Pro Rata Share”).  Such purchase shall be completed at the same closing as that of any third party purchasers (if any) or at an additional closing thereunder or as the Company and the purchasers shall otherwise agree.

The Company shall promptly, in writing, inform each Investor that purchases all the shares available to it (each, a “Fully-Exercising Investor”) of any other Investor’s failure to do likewise.  During the ten (10) calendar day period commencing after receipt of such information, each Fully-Exercising Investor shall be entitled to obtain that portion of the New Securities for which Investors were entitled to subscribe but which were not subscribed for by the Investors that is equal to the proportion that the number of Shares issued and held, or issuable upon conversion, exercise and exchange of all convertible, exercisable or exchangeable securities then held, by such Fully-Exercising Investor bears to the total number of Shares issued and held, or issuable upon conversion, exercise and exchange of all convertible, exercisable or exchangeable securities then held, by all Fully-Exercising Investors who wish to purchase such unsubscribed New Securities.

3.4          The Company may, during the 120-day calendar period following the expiration of the period provided in Section 3.2 hereof, offer the remaining unsubscribed portion of the New Securities to any Person or Persons at a price not less than, and upon material terms no more favorable to the offeree than those specified in the RFO Notice.  If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within one hundred and twenty (120) calendar days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Investors in accordance herewith.

3.5          Notwithstanding the foregoing, the Company shall not be required to offer or sell such Securities to any offeree or purchaser pursuant to this Section 3 who would cause the Company or such transaction to be in violation of applicable securities laws by virtue of such offer or sale or who is not an “accredited investor” within the meaning of SEC Rule 501 of Regulation D, as then in effect.

4.             Right of First Refusal and Co-Sale Rights; Prohibited Transfers; Permitted Transferees; Legended Certificates.

4.1          Right of First Refusal.  Should any Ordinary Holder (or a Permitted Transferee, as defined below or any Group Company) (each, a “Restricted Seller” and collectively, the “Restricted Sellers”) propose to accept one or more bona fide offers (collectively, a “Purchase Offer”) from any Persons to purchase the Company’s Ordinary Shares and/or any other capital shares or other equity interest (or other interest convertible, exchangeable or exercisable for equity interests) of the Company or any of the Group Companies (the “Restricted Shares”) from such Restricted Seller, such Restricted Seller shall promptly deliver a notice (the “Notice”) to the Company and to all other Ordinary Holders and all of the Investors (together, and for avoidance of doubt, excluding the Restricted Seller, the “Shareholders”) stating the terms and conditions of such Purchase Offer including, without limitation, the number of Restricted Shares proposed to be sold or transferred, the nature of such sale or transfer, the consideration to be paid, and the name and address of each prospective purchaser or transferee.  For purposes of this Section 4.1 only, Restricted Shares shall include any capital shares of the Company or any Group Company now owned or hereinafter acquired by a Restricted Seller.

(i)            Shareholders’ Right.  Each Shareholder shall have the right to exercise the right of first refusal (the “Right of First Refusal”) by submitting within fifteen (15) calendar days (the “ROFR Period”) after receipt of the Notice, a written notice (the “Initial Exercising Notice”) of its irrevocable commitment to purchase

Restricted Shares, on a pro rata basis, based upon the number of Shares (whether Ordinary Shares or Conversion Shares (as defined below)) held by such Shareholder relative to the aggregate number of Shares (whether Ordinary Shares or Conversion Shares) held by all Shareholders (for avoidance of doubt, excluding the Restricted Seller).  Each Investor shall be entitled to assign or apportion its Right of First Refusal among itself and its partners and affiliates, including any Affiliated Fund, in such proportions as it deems appropriate.  Upon expiration of the ROFR Period, in the event that not all of the Shareholders elect to purchase all of their pro rata amount of the Restricted Shares, then the Company shall promptly give written notice to each of the Shareholders who have fully exercised their Right of First Refusal under this Section 4.1(i) (the “Overallotment Notice”), which shall set forth the number of Restricted Shares of the Restricted Seller not purchased by the other Shareholders and available for purchase, and shall offer such fully exercising Shareholders the right to acquire such unsubscribed Restricted Shares.  Each fully exercising Shareholders shall have five (5) calendar days after receipt of the Overallotment Notice (the “Overallotment Period”) to deliver a notice (the “Exercising Investors Notice”) to the Restricted Seller of its irrevocable commitment to purchase the shares available for purchase on a pro rata basis, based upon the number of Share (whether Ordinary Shares or Conversion Shares) held by such Shareholder relative to the aggregate number of Shares (whether Ordinary Shares or Conversion Shares) held by all fully exercising Shareholders.  Each Shareholder exercising its Right of First Refusal hereunder shall effect the purchase of the Restricted Shares, including payment of the purchase price, not more than five (5) calendar days after the end of the ROFR Period, or if there is an overallotment, after the end of the Overallotment Period, and at such time, the Restricted Seller shall deliver to such Shareholder the certificates representing the Restricted Shares to be purchased by such Shareholder, each certificate to be properly endorsed for transfer.

(ii)           Transfer to Transferee; Restrictions Binding on Transferees.  Subject to the Shareholders’ right of first refusal and co-sale, the Restricted Seller not later than ninety (90) calendar days following delivery to the Company and the Shareholders of the Notice, shall conclude a transfer of any or all of the Restricted Shares covered by the Notice on terms and conditions the same or substantially the same as those described in the Notice.  All transferees of Restricted Shares or any interest therein will receive and hold such Restricted Shares or interest subject to the provisions of this Agreement and will become a party to this Agreement.  Any sale or transfer of the Restricted Shares shall be void unless the provisions of this Agreement are satisfied.

4.2          Co-Sale Right.  If the Right of First Refusal is not exercised by a Shareholder, such Shareholder electing not to exercise its Right of First Refusal shall have the right (the “Co-Sale Right”), exercisable upon written notice to the Company and the Restricted Seller within fifteen (15) calendar days after the expiration of the ROFR Period or the Overallotment Period, if applicable, to participate in such sale of Restricted Shares by the Restricted Seller pursuant to the specified terms and conditions of such Purchase Offer.  The Co-Sale Right of each Shareholder shall be subject to the following terms and conditions:

(i)            Calculation of Shares.  The quotient equal to (i) the aggregate number of Restricted Shares proposed to be sold by the Restricted Seller divided by (ii) the total number of Restricted Shares owned (directly or indirectly) or held by the

Restricted Seller shall be referred to as the “Selling Percentage.”  By exercising its Co-Sale Right, each Shareholder shall be entitled to participate in a sale of Restricted Shares by selling or transferring to the proposed purchaser named in the Purchase Offer up to that number of Shares (whether Ordinary Shares, Shares issued upon conversion of the Series A Preferred Shares (the “Conversion Shares”), or Shares received in connection with any share dividend, share split or other reclassification thereof) equal to the product of the Selling Percentage and the number of Shares (whether Ordinary Shares, Conversion Shares or Shares received in connection with any share dividend, share split or other reclassification thereof) then owned (directly or indirectly) by such Shareholder.

(ii)           Conversion.  Each Investor exercising its Co-Sale Right shall have the right to convert some or all of its Series A Preferred Shares into Shares, in accordance with the terms and conditions of the Series A Preferred Shares, immediately prior to the consummation of the closing of the sale or transfer of any Shares pursuant to the Purchase Offer.

(iii)          Transfer.  Each participating Shareholder shall effect its participation in the sale by promptly delivering to the Restricted Seller for transfer to the prospective purchaser one or more share certificates, properly endorsed for transfer, which represent the number of Shares which such Shareholder elects to sell.

(iv)          Payment.  The share certificate or certificates which the Shareholder delivers to the Restricted Seller pursuant to Section 4.2(iii) shall be delivered by such Restricted Seller to the prospective purchaser in consummation of the sale pursuant to the terms and conditions specified in the Notice, and such Restricted Seller shall promptly thereafter remit to such Shareholder the purchase price for such Shares.  To the extent that any prospective purchaser or purchasers prohibit such assignment or otherwise refuse to purchase Shares from a Shareholder exercising its Co-Sale Right hereunder, the Restricted Seller(s) shall not sell to such prospective purchaser or purchasers any Restricted Shares unless and until, simultaneously with such sale, the Restricted Seller(s) shall purchase such Shares from such Shareholder for the same consideration and on the same terms and conditions as the proposed transfer described in the Notice (which terms and conditions shall be no less favorable than those governing the sale to the purchaser by the Restricted Seller(s)).

4.3          Prohibited Transfers.

(i)            No Ordinary Holder that is a Management Holding Company may sell, assign, transfer, pledge, hypothecate, or otherwise encumber or dispose of in any way, or seek the registration of under the Securities Act, all or any part of or any interest in the Ordinary Shares, whether now or hereafter owned or held by such Ordinary Holder, without the prior written consent of the holders of a majority of the issued and outstanding Series A Preferred Shares.  Any sale, assignment, transfer, pledge, hypothecation or other encumbrance or disposition of Ordinary Shares not made in conformance with this Agreement shall be null and void, shall not be recorded on the books of the Company and shall not be recognized by the Company.

(ii)           For so long as the Management Holding Companies own any of the Ordinary Shares of the Company, the Founder shall not sell, assign, transfer, pledge or otherwise encumber or dispose of in any way any of its equity or ownership interests in the Management Holding Companies, or otherwise permit such equity or ownership interests to become subject to a voluntary or involuntary sale, assignment, transfer, pledge or encumbrance, or seek the registration of under the Securities Act, other than as otherwise approved by the Investors in writing.  Further, for so long as the Management Holding Companies own any of the Ordinary Shares of the Company, the Founder agrees that he will not cause whether directly or indirectly the Management Holding Companies to engage in any transaction or series of transactions which would result in a change of control of such Person, whether by the sale of shares or other equity interests, by sale of all or substantially all assets, or by merger, share swap, consolidation, reorganization or any similar transaction with similar effect.

(iii)          Any attempt by a Restricted Seller to transfer Restricted Shares in violation of Sections 4.1 and 4.2 of this Agreement shall be void, and the Company and each Ordinary Holder agrees that neither shall effect such a transfer or treat any alleged transferee as the holder of such shares.

4.4          Permitted Transferees.  Notwithstanding the foregoing or anything to the contrary herein, the provisions of Sections 4.1, 4.2 and 4.3 shall not apply to (i) any repurchase by the Company of Shares of an Ordinary Holder, (ii) any sale pursuant to a registration statement, or (iii) any bona fide transfers to the ancestors, siblings, descendants or spouse or domestic partner of an Ordinary Holder or to trusts for the benefit of such Persons or an Ordinary Holder or any transfer upon the death of an Ordinary Holder, (iv) any Person all the beneficial owners of which are any of the foregoing Persons, (v) any sale, assignment, transfer or disposition of Ordinary Shares by a Management Holding Company to a third party whose identity has been disclosed to and approved by the Investors, or (v) any transfer pursuant to the Share Charge Agreement (collectively, “Permitted Transfers” and such transferees, “Permitted Transferees”).

5.             Board of Directors; Observation Rights.

5.1          Election of Directors.  Each holder of the Company’s voting securities including the Ordinary Shares and the Series A Preferred Shares (the “Equityholder” and collectively, the “Equityholders”) agrees to hold all of its Shares and any other voting securities of the Company acquired by such Equityholder in the future (including any securities of the Company issued with respect to, upon conversion of, or in exchange or substitution for any securities of the Company) (the “Holder Shares”) subject to, and to vote the Holder Shares at a regular or special meeting of shareholders (or by written consent) in accordance with, the provisions of this Agreement.  At each annual meeting of the members of the Company, or at any meeting of the members of the Company at which members of the Board of Directors are to be elected, or whenever members of the Board of Directors are to be elected by written consent, each such Equityholder agrees to vote or act with respect to its Holder Shares which it has control so as to elect:

(i)            one (1) member of the Board of Directors designated by the majority in interest of the Series A Preferred Shares, which shall initially be a person designated by JPM and which designee shall be subject to the approval of the Ordinary Directors (which approval shall not be unreasonably withheld or delayed) (the “Series A Director”);

(ii)           two (2) members of the Board of Directors designated by a majority in interest of the issued and outstanding Ordinary Shares held by the Ordinary Holders (collectively, the “Ordinary Directors”).

The voting agreements contained in Section 5.1 are coupled with an interest and may not be revoked during the term of this Agreement.

5.2          Appointment of Directors.  In the event of the resignation, death, removal or disqualification of a director selected in the manner set forth in Section 5.1 hereof, the holders holding the right to nominate such director shall promptly nominate a new director, and provide written notice of the nomination to the other holders, each of whom shall promptly vote its shares of the Company to elect such nominee to the Board of Directors.

5.3          Removal of Directors.  Any party or parties to this Agreement having the right to nominate a director pursuant to Section 5.1 of this Agreement may remove its designated director at any time and from time to time, with or without cause (subject to the Company’s Amended and Restated Memorandum and Articles of Association, as may be amended from time to time (the “Restated Articles”) and any requirements of law), in its or their sole discretion, and after written notice to each of the other parties hereto of the new nominee to replace such director, and each party to this Agreement shall promptly vote its shares of capital stock of the Company to elect such nominee to the Board of Directors.

5.4          Alternate Series A Director.  The Series A Director shall be entitled to designate an alternate, anytime and from time to time, to serve at any meeting of the Board of Directors or of any committee thereto, and such alternate shall be permitted to attend all meetings of the Board of Directors or of any committee and vote on behalf of the Series A Director.

5.5          Change in Number of Directors.  The Equityholders will not vote, directly or indirectly, for any amendment or change to the Company’s Restated Articles providing for the election of directors, or any other amendment or change to the Company’s Restated Articles inconsistent with the terms of this Section 5 unless otherwise approved by the holders owning at least two-thirds of the issued and outstanding Series A Preferred Shares, so long as the holders of Series A Preferred Shares have a right to designate one director pursuant to Section 5.1(i).

5.6          Board Meetings.  The Board of Directors of the Company shall meet at least once every quarter (which may include meeting via teleconference or by telephone) unless otherwise agreed to by the Board of Directors (including the Series A Director) that such meeting is not necessary.  The Company shall reimburse the Series A Director and the Observer (as defined below) for all reasonable out-of-pocket expenses incurred in connection with their attendance or participation in such meetings.

5.7          Legended Certificates.  Each certificate representing shares of the Company’s capital stock held by the Equityholders or any of their respective successors and assignees shall bear the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD OR TRANSFERRED IN THE UNITED STATES OR TO ANY U.S. PERSON IN THE ABSENCE OF A REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933,

AS AMENDED OR AN EXEMPTION THEREFROM UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

Until the date which is the earlier of (A) the initial public offering of the shares of the Company (or any successor) or any other Group Company and (B) the date which is six months from the Closing:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AS SET FORTH IN CERTAIN AGREEMENTS OR INSTRUMENTS, COPIES OF WHICH ARE ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED UPON REQUEST TO THE HOLDER OF RECORD OF THE SHARES REPRESENTED BY THIS CERTIFICATE.

5.8          Specific Enforcement.  It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any Equityholder, that this Agreement shall be specifically enforceable, and that any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order.  Further, each Equityholder hereby waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

5.9          Board Observation Rights.

(i)            Board Observer.  A representative (the “Observer”) designated by the minority in interest of the holders of the Series A Preferred Shares, which shall initially be an observer appointed by Intel Capital Corporation (“Intel”) shall have the right, subject to the terms and conditions herein, to attend all meetings of the Company’s Board of Directors or any committee thereof (whether in person, via telephone or otherwise) in a non-voting, observer capacity and to receive copies of all materials provided to the members of the Board or any committee thereof.  If the person designating the Observer decides to designate a new Observer and send an individual other than the individual previously designated by it to act as the Observer to the meetings of the Company’s Board of Directors or any committee thereof as its representative, advance notice of such change in the Observer shall be given (whether temporary or permanent).

(ii)           Disclaimer of Corporate Opportunity Doctrine.  The Company acknowledges that the Investors, the Series A Director and/or the Observer will likely have, from time to time, information that may be of interest to the Company (“Information”) regarding a wide variety of matters including, by way of example only, (a) technologies, plans and services, and plans and strategies of the Investors, the Series A Director or the Observer relating thereto, (b) current and future investments the Investors, the Series A Director or the Observer have made, may make, may consider or may become aware of with respect to other companies and other technologies, products and services, including, without limitation, technologies, products and services that may be competitive with the business of the Company, and (c) developments with respect to the technologies, products and services, and plans and strategies relating thereto, of other companies, including, without limitation, companies that may be competitive with the Company.  The Company recognizes that a portion of such Information may be of interest to the Company.  Such Information may or may not be known by the Series A Director or the Observer.  The Company, as a material part of the consideration for this Agreement, agrees that Investors, the Series A Director and the Observer shall have no duty to disclose any Information to the Company or permit the Company to participate in any projects or investments based on any Information, or to otherwise take advantage of any opportunity that may be of interest to the Company if it were aware of such Information, and hereby waives, to the extent permitted by law, any claim based on the corporate opportunity doctrine or otherwise that could limit the Investors’, the Series A Director’s or the Observer’s ability to pursue opportunities based on such Information or that would require the Investors, the Series A Director or the Observer to disclose any such Information to the Company or offer any opportunity relating thereto to the Company.

(iii)          Termination of Board Observer Rights.  The rights described in Section 5.9 herein shall terminate and be of no further force or effect upon the earlier of (i) the closing of the Qualified IPO, or (ii) the date on which the holders of the Series A Preferred Shares are no longer entitled to elect the Series A Director or entitled to designate the Observer.

5.10        Board of Directors of Group Companies (Other Than the Company).  The board of directors of each Group Company (other than the Company) shall, and the Company shall cause, the directors on the board of director of each Group Company (other than the Company), to comply with, and carry out the desires and instructions of the Board of Directors of the Company in accordance with, the terms of this Agreement.

5.11        Officers of PRC On-Shore Company.  The Board of Directors shall ensure at all times that the Chairman, Chief Executive Officer, President, Chief Financial Officer or persons substantially performing the functions of such positions at the PRC On-Shore Company shall be the same persons substantially performing such functions at the Company.

6.             Reserved Matters.  In addition to any other rights provided by law, the Company shall not and the Company shall cause the other Group Companies to not, without first obtaining the affirmative vote or written consent of the holders of not less than two-thirds of such outstanding Series A Preferred Shares, voting together as a single class:

(i)            sell or issue or offer to sell or issue any equity or debt securities of the Company (including any public offering and/or listing other than the Qualified IPO);

(ii)           declare or pay any dividend or distribution;

(iii)          increase or decrease the total number of authorized share capital of the Company;

(iv)          purchase, redeem or acquire any securities of the Company, Group Company or any other Person;

(v)           take any action that reclassifies any shares into shares having preferences senior to or on a pari passu basis with the Series A Preferred Shares or take any other action that adversely affects the relative rights, privileges or preferences of the Series A Preferred Shares, including the creation or issuance of any shares having rights preferences or privileges senior to or on parity with the Series A Preferred Shares;

(vi)          alter the Restated Articles of the Company or any constitutional documents of the Group Companies;

(vii)         authorize or enter into a merger, consolidation, reorganization, liquidation, dissolution, winding up or sale of all or any part of the Company or any Group Company;

(viii)        acquire or establish any other company or entity, or acquire any business or assets, or establish any joint venture, in each case with a cost in excess of US$2,000,000;

(ix)           enter into material third-party agreements outside the ordinary course of business;

(x)            commence or settle any material litigation, arbitration or other proceedings;

(xi)           adopt or amend any employee stock ownership or purchase plan or stock option plan;

(xii)          materially change the business of the Company or any Group Company;

(xiii)         sell, purchase, pledge, lease or otherwise dispose of any assets with a gross book-value or market value in excess of US$2,000,000 in the aggregate in any financial year (whether through a single transaction or a series of related transactions) outside the ordinary course of business;

(xiv)        incur Indebtedness or capital expenditures in excess of US$1,000,000 in the aggregate during any calendar year;

(xv)         grant any guarantee, indemnity or suretyship other than in respect of the Company’s obligations in the ordinary course of business;

(xvi)        appoint, terminate or reassign the office of the Chairman, Chief Executive Officer, President, Chief Financial Officer or any other officer or key employee, or amend the employment terms for any such officers or key employees;

(xvii)       any change in the Company’s, financial year end or auditors, or any material change in the Company’s accounting methods and policies;

(xviii)      approve any increase in the remuneration of a senior executive of the Company or any Group Company in excess of 100% of such senior executive’s remuneration in effect as of the Closing;

(xix)         initiate bankruptcy or liquidation proceedings of the Company or any other Group Company;

(xx)          enter into or amend any related party transaction other than on arms’ length terms;

(xxi)         enter into any transaction with Trony Materials or any of the shareholders of Trony Materials, or amend the terms of any agreement relating to ownership interests in or of Trony Materials; or

(xxii)        agree to do any of the foregoing.

7.             Covenants.

7.1          First Right to Act as Lead Underwriter.  The Company hereby grants to J.P. Morgan Securities Inc. or its Affiliate (“JPM Investment Bank”) the first right to act as a lead underwriter and a joint bookrunner in connection with the initial public offering of the Company’s Shares.  In the event the Company contemplates an initial public offering and seeks to engage an underwriter for such offering, the Company shall so notify the holders of the Series A Preferred Shares and JPM Investment Bank pursuant to Section 8.5 hereof, and thereafter, JPM Investment Bank shall have the right at its election to be engaged as a lead underwriter and a joint bookrunner for the Company’s initial public offering.  The economics provided to JPM Investment Bank as a bookrunner shall be no less favorable than the economics provided to the other bookrunners in connection with the Company’s initial public offering.

7.2          Cooperation Agreement.  After the date hereof, the Company and Intel Corporation or its Affiliate may negotiate in good faith to enter into a cooperation agreement.

7.3          Indebtedness for Borrowed Money.  The Company shall not incur Indebtedness (whether incurred prior to or after the date hereof), including the Director Loans (as defined below) and any other Indebtedness outstanding and owed to Affiliates of the Company, that causes the Company’s debt-to-LTM EBITDA ratio on a consolidated basis to become greater than 3.2, except with the consent of the Investors.  The Company’s debt-to-LTM EBITDA ratio on a consolidated basis shall be determined as of the last day of each fiscal quarter.  The Company’s Indebtedness (on a consolidated basis) to the Persons identified on Schedule 3 attached hereto in the aggregate principal amount of RMB305 million (collectively, the “Director Loans”), which loan (including any interest thereon) shall not be repaid (and the Company shall cause its Affiliates not to repay) until the later of (i) the date on which all of the Series A Preferred Shares have been redeemed pursuant to the Redemption Right, as defined in and set forth in the Restated Articles, or (ii) the date on which the Company closes a Qualified IPO.  For purposes of this Section 7.3, “LTM EBITDA” means, total consolidated net income of the Company and the other Group Companies, minus interest income,  extraordinary income and non-recurring income plus (to the extent deducted from consolidated net income) the sum of interest expense, tax expense, depreciation, amortization and extraordinary and non-recurring expenses for the twelve months prior to the time of determination, plus or minus any other non-cash expenses, losses, charges or gains which have been subtracted or added in determining consolidated net income, as calculated in accordance with IFRS, and excluding all expenses related to the negotiation, execution, and delivery of the Transaction Documents.

7.4          Control of Subsidiaries.  The voting equity interests of all operating entities controlled, directly or indirectly, by the Company shall be held by the Company, directly or indirectly, in their entirety; provided that the Company may hold a partial interest in such entities, directly or indirectly, with the prior consent of the Investors.  The Company and the other Group Companies shall, and shall cause any subsidiaries or entities it controls to, comply with the FCPA.

7.5          United States Tax Matters.

(i)            The Company acknowledges that certain Investors may be, or may be comprised of investors that are, US Persons and that the US income tax consequences to those Persons of the investment in the Company will be significantly affected by whether the Company and/or any of the entities in which it owns an equity interest at any time is (i) a “controlled foreign corporation” (within the meaning of Section 957 of the Code) (a “CFC”), (ii) a “passive foreign investment company” (“PFIC”) (within the meaning of Section 1297 of the Code, or (iii) classified as a partnership or a branch for US federal income tax purposes.

(ii)           The Company agrees, if requested by any Investor (i) to cooperate with such Investor, including providing by May 31 of each year any documentation reasonably requested by such Investor, to determine annually, with respect to its taxable year whether the Company and each of the entities in which the Company owns or proposes to acquire an equity interest (directly or indirectly) is or may become a CFC (including whether any exception to CFC status may apply), is or may become a PFIC (including whether any exception to PFIC status may apply) or is or may be classified as a partnership or branch for US federal income tax purposes, (ii) to provide by May 31 of each year such information as such Investor may reasonably request to permit such Investor to elect to treat the Company and/or any such entity as a “qualified electing fund” (within the meaning of Section 1295 of the Code) for US federal income tax purposes, and (iii) to provide by May 31 of each year such information as such Investor may reasonably request to permit such Investor to comply with its US tax filing requirements.  The Company also agrees to obtain and provide reasonably promptly upon any Investor’s request any and all other information deemed reasonably necessary to comply with the provisions of this Section 7.5.

(iii)          The Company also agrees, if requested by any Investor, to cooperate with such Investor, including providing any documentation reasonably requested by such Investor, to prepare and provide to such Investor within one hundred twenty (120) calendar days following the end of the Company’s taxable year a complete and accurate “PFIC Annual Information Statement”, in the form of Exhibit A attached hereto, as applicable, for the Company and for each entity in which the Company owns an equity interest at any time during such year.  The Company and the Investor shall share equally any and all expenses of the Company that the Company would not have incurred but for its obligation to prepare any PFIC Annual Information Statements, provided however, the Investors’ share of any such expenses shall not exceed US$10,000 for any calendar year.  As between the Investors, each Investor that has requested the PFIC Annual Information Statement shall bear its pro rata (based upon the number of Shares (whether Ordinary Shares or Conversion Shares) held by such Investor relative to the aggregate number of Shares (whether Ordinary Shares or Conversion Shares) held by all Investors who requested the PFIC Annual Information Statement) portion of the Investors’ portion of such costs.

(iv)          The Company shall consider and implement proposals by one or more Investors, at the cost and expense of such Investors, to enhance the tax position of such Investors (and their affiliates) in connection with their investment in the

Company, provided that the proposals are not disadvantageous to the Company, any of its beneficial owners, or any of its direct or indirect subsidiaries.

7.6          Non-disclosure and Press Releases.

(i)            Disclosure of Terms.  Each of the parties to this Agreement (other than the Investors) acknowledges that the terms and conditions (collectively, the “Financing Terms”) of this Agreement, and all other Transaction Documents, as well as all exhibits, restatements and amendments thereto (collectively, the “Financing Agreements”), including their existence, shall be considered confidential information and shall not be disclosed by any of them (and each of them shall cause each other Group Company not to disclose) to any third party except in accordance with the provisions set forth below.

(ii)           Press Releases.  Within sixty (60) days of the Closing, the Company may issue a press release disclosing that Intel has invested in the Company provided that (a) the release does not disclose any of the Financing Terms, (b) the press release discloses only the entire amount invested in the investment round, without disclosing the amount invested by a specific Purchaser, and (c) the final form of the press release is approved in advance in writing by the Investors. The name of an Investor and the fact that such Investor is an investor in the Company can be included in a reusable press release boilerplate statement, so long as such Investor has given the Company its initial approval of such boilerplate statement and the boilerplate statement is reproduced in exactly the form in which it was approved.  No other announcement regarding a Investor in a press release, conference, advertisement, announcement, professional or trade publication, mass marketing materials or otherwise to the general public may be made without such Investor’s prior written consent.  Within sixty days of the Closing, each Investor may issue a formal written press release, provided that the final form of the press release is approved in writing by the Company.

(iii)          Permitted Disclosures.  Notwithstanding the foregoing,

(A)          any party may disclose any of the Financing Terms to its current or bona fide prospective investors, employees, investment bankers, lenders, accountants and attorneys, in each case only where such persons or entities are under appropriate nondisclosure obligations;

(B)           the Company may disclose (other than in a press release or other public announcement described in Section 7.6), solely the fact that an Investor is an investor in the Company to any third parties without the requirement for the consent of such Investor or nondisclosure obligations; and

(C)           notwithstanding anything to the contrary contained herein, each Investor may, without disclosing the other Investor’s Financing Terms, disclose such Investor’s investment in the Company and the Financing Terms of its investment to third parties or to the public at its sole discretion and, if it does so, the other parties shall have the right to disclose to third parties any such information disclosed in a press release or other public announcement by such Investor..

(iv)          Legally Required or Compelled Disclosure.  In the event that the Company is required or requested or becomes legally compelled (including without limitation, pursuant to securities laws and regulations) to disclose the existence of any of the Financing Agreements or Financing Terms hereof in contravention of the provisions of this Agreement, the Company shall provide the Investors with prompt written notice of that fact before such disclosure and will use its best efforts to fully cooperate with the Investors to seek a protective order, confidential treatment, or other appropriate remedy with respect to the disclosure.  In such event, the Company shall furnish for disclosure only that portion of the information which is legally required and shall exercise its best efforts to obtain reliable assurance that confidential treatment will be accorded such information to the extent reasonably requested by the Investors and to the maximum extent possible under Law.  The Company agrees that it will provide the Investors with drafts of any documents, press releases or other filings in which the Company is required to disclose this Agreement, the other Financing Agreements, the Financing Terms or any other confidential information subject to the terms of this Agreement at least five (5) business days prior to the filing or disclosure thereof, and that it will make any changes to such materials as requested by the Investors to the extent permitted by Law or any rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”), as applicable.  If confidential treatment is requested by the Purchasers, and the counsel to the Company reasonably believes that such request for confidential treatment may be granted in whole or in part by the SEC, then the Company shall file such a request and use its best efforts in responding to any SEC comments to pursue assurance that confidential treatment will be granted, in both cases fully cooperating with the Purchasers (including, without limitation, providing the Purchasers with the opportunity to review and comment on the request and the responses to any such SEC comments).

(v)           Use of Names or Logos of the Investors.  Without the prior written consent of the applicable Investor, and whether or not such Investor is then a shareholder of the Company, none of the Company, the Group Companies, the Management Holding Companies and the Founder shall use, publish or reproduce any of the names of the Investors or any similar name, trademark or logo in any of their marketing, advertising or promotion materials or otherwise for any marketing, advertising or promotional purposes.

8.             Miscellaneous.

8.1          Termination.  This Agreement (except for the indemnification provisions, Section 1, Section 2.3 and this Section 8) shall terminate and be of no further force or effect immediately prior to the closing of a Qualified IPO.

8.2          Entire Agreement.  This Agreement (including the Exhibits and Schedules hereto), the Transaction Documents and the other documents referred to herein constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and supersede any and all prior agreements, negotiations, correspondence, understandings and communications among the parties, whether written or oral, respecting the subject matter hereof; provided, however, that nothing in this Agreement shall be deemed to terminate or supersede the provisions of any confidentiality agreements executed or to be executed by and between the parties hereto, all of which agreements shall continue in full force and effect until terminated in accordance with their respective terms.

8.3          Successors and Assigns.  Except as otherwise provided in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties (including transferees of any of the Series A Preferred Shares or any Conversion Shares). The rights of any Holder hereunder (including, without limitation, registration rights) are assignable in connection with the transfer (subject to applicable securities and other laws) of equity securities held by such Holder but only to the extent of such transfer; provided, however, that (1) such transfer occurs after the earlier of (A) the initial public offering of the shares of the Company (or any successor) or any other Group Company and (B) the date which is six months from the Closing, (2) each Holder shall, within a reasonable time after such transfer, furnish to the Company written notice of the name and address of such transferee and the equity securities that are being assigned to such transferee, and (3) such transferee shall, concurrently with the effectiveness of such transfer, become a party to this Agreement as a Holder and be subject to all applicable restrictions set forth in this Agreement.  This Agreement and the rights and obligations of any party hereunder shall not otherwise be assigned without the mutual written consent of the other Parties.

8.4          Amendments and Waivers.  Any term of this Agreement may be amended or waived at any time only with the written consent of the Company, the Ordinary Holders who hold at least a majority of the Ordinary Shares, and the Investors who, voting together as a single class and on a as-converted basis, hold at least two-thirds of the issued and outstanding Series A Preferred Shares.  No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

8.5          Notices.  All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) calendar days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one Business Day after deposit with a nationally recognized overnight courier, specifying next business day delivery, with written verification of receipt.  All communications shall be sent to the respective parties at their address as set forth below or address as subsequently modified by written notice given in accordance with this Section 8.5.

If to the Company:

TRONY SOLAR HOLDINGS COMPANY LIMITED

Address:

Offshore Incorporations (Cayman) Limited,

Scotia Centre, 4th Floor, P.O. Box 2804, George Town,

Grand Cayman, Cayman Islands

Facsimile:  (86) 755-8328-2919
E-mail Address: Andrew.chen@trony.com

If to the Ordinary Shareholders:

SKY SENSE INVESTMENTS LIMITED

Address:

Commonwealth Trust Limited,

Drake Chamber, Road Town, Tortola,

British Virgin Islands
Facsimile:  (86) 755-8328-2919
E-mail Address: Andrew.chen@trony.com

and to:

LAKES INVEST LIMITED

Address:

Commonwealth Trust Limited,

Drake Chambers, Road Town, Tortola,

British Virgin Islands

Facsimile:  (86) 755-8328-2919
E-mail Address: Andrew.chen@trony.com

and to:

BUILD UP INTERNATIONAL INVESTMENTS LIMITED

Address:

Commonwealth Trust Limited,

Drake Chamber, Road Town, Tortola,

British Virgin Islands
Facsimile:  (86) 755-8328-2919
E-mail Address: Andrew.chen@trony.com

If to the Founder:

Li Yi (李毅)

Address:

20B Wanchai Commercial Center,

194-204 Johnston Rd, Waichai, Hong Kong

Facsimile:  (86) 755-8328-2919
E-mail Address: Andrew.chen@trony.com

If to the Investors:

JPMORGAN SPECIAL SITUATIONS (MAURITIUS) LIMITED

Address:

10, Frere Felix de Valois Street

Port Louis, Mauritius

with a copy (which shall not constitute notice) to:

JPMorgan Special Situations (Mauritius) Limited

Global Special Opportunities Group Middle Office

Attention: Angelica Siu / Tina Xu

26/F Chater House

8 Connaught Road

Central, Hong Kong

Email: gsog-mo@jpmorgan.com

Tel: (852) 2800-7128 / 8761

Fax: (852) 2800-4613

and to:

INTEL CAPITAL CORPORATION

c/o Intel Semiconductor Ltd.

32/F, Two Pacific Place

88 Queensway, Central

Hong Kong

Attention: APAC Portfolio Management

Fax: (852) 2240-3775

8.6          Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith.  In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the remainder of this Agreement shall be interpreted as if such provision were so excluded and (c) the remainder of this Agreement shall be enforceable in accordance with its terms.

8.7          Governing Law.  This Agreement and all acts and transactions pursuant hereto shall be governed, construed and interpreted in accordance with the laws of Hong Kong, SAR, without giving effect to principles of conflicts of laws.

8.8          Aggregation of Shares.  All Series A Preferred Shares or Shares held or acquired by affiliated entities (including Affiliated Funds) or Persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

8.9          Dispute Resolution.  Any dispute, controversy or difference arising out of, in connection with or relating to this Agreement, or the breach, termination or invalidity thereof (a “Dispute”) shall be resolved by arbitration pursuant to this Section 8.9.  The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “Centre”) in accordance with the UNCITRAL Arbitration Rules in effect at the time of the arbitration.  There shall be one (1) arbitrator who shall be qualified to practice law in Hong Kong.  The language to be used in the arbitral proceedings shall be English.  If the UNCITRAL Rules are in conflict with the provisions of this Section 8.9 including the provisions concerning the appointment of the arbitrator, the provisions of this Section 8.9 shall prevail.  The arbitrator shall decide any dispute submitted by the parties to the arbitration strictly in accordance with the substantive law of Hong Kong and shall not apply any other substantive law.  In making the award, the arbitrator shall have the authority to award attorney’s fees and other costs and expenses of the arbitration in accordance with this Agreement and as the arbitrator deems just and appropriate under the circumstances.  Each party hereto shall cooperate with the others in making full disclosure of and providing complete access to all information and documents requested by the others in connection with such arbitral proceedings, subject only to any attorney-client or other applicable legal privilege and confidentiality obligations binding on such party.  The award shall be issued within six (6) months of the appointment of the arbitrator, provided, however, that the arbitrator shall, upon a finding that it is impracticable to meet such deadline consistent with the arbitrator’s primary obligation justly to determine the controversy before the arbitrator, have discretion to extend or alter such deadline to the extent necessary to prevent injustice or preserve the enforceability of the arbitrator’s award.  The award of the arbitrator shall be final and binding upon the disputing parties, and any party may apply to a court of competent jurisdiction for enforcement of such award.  The parties shall cooperate and use their respective best efforts to take all actions reasonably required to facilitate the prompt enforcement in the PRC or in any other jurisdiction of any arbitral award made by the arbitrator.  A party shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the appointment of the arbitrator.

8.10        Confidential Information.  Notwithstanding anything to the contrary contained this Agreement or any other Transaction Documents, the disclosure and exchange of confidential information (i) between the Company and Intel (including any Observer appointed by Intel) shall be governed exclusively by the terms of the Corporate Non-Disclosure Agreement (CNDA) to be executed between the Company and Intel Corporation and (ii) between the Company and JPMorgan Special Situations (Mauritius) Limited (“JPM”) shall be governed exclusively by the terms of the Corporate Non-Disclosure Agreement (CNDA) No. 1140216 dated July 28, 2008 executed between the Company and JPM.

8.11        Most Favorable Terms.  If the Company, in connection with any duly approved issuance of New Securities grants rights to any new investor or shareholder that, considered as a whole, are more favorable than (the “MFN Terms”) the terms granted to the Investors in connection with the sale of the Series A Preferred Shares pursuant to the Purchase Agreement, this Agreement and other Transaction Documents, whether such rights are included in the terms of the New Securities or are granted to such Person, the Company shall, and the Ordinary Holders shall cause the Company to, extend all such MFN Terms to the Investors, and the Company shall take, and the Ordinary Holders shall cause the Company to take, all necessary actions in order to effect the foregoing provisions of this Section 8.11.

8.12        No Partnership, Agency or Trust.  Nothing in this Agreement shall be deemed to constitute a partnership between the parties, or constitute any party the trustee or agent of any other party for any other purpose, or entitle any party to commit or bind any other party (or any of its Affiliates) in any manner.

8.13        Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

8.14        Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

 [Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY:

TRONY SOLAR HOLDINGS COMPANY LIMITED

By:	/s/ Li Yi
Name:	Li Yi
Title:	Director

Address: Offshore Incorporations (Cayman) Limited, Scotia Centre, 4th Floor, P.O. Box 2804, George Town, Grand Cayman, Cayman Islands
Facsimile: (86) 755-8328-2919
E-mail Address: andrew.chen@trony.com

SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

FOUNDER:

/s/ Li Yi
Li Yi (李毅)

Address: 20B Wanchai Commercial Center, 194-204 Johnston Rd, Waichai, Hong Kong
Facsimile: (86) 755-8328-2919
E-mail Address: andrew.chen@trony.com

SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

AN ORDINARY HOLDER:

LAKES INVEST LIMITED

By:	/s/ Li Yi
Name:	Li Yi
Title:	Director

Address: Commonwealth Trust Limited, Drake Chambers, Road Town, Tortola, British Virgin Islands
Facsimile: (86) 755-8328-2919
E-mail Address: andrew.chen@trony.com

SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

AN ORDINARY HOLDER:

SKY SENSE INVESTMENTS LIMITED

By:	/s/ Li Yi
Name:	Li Yi
Title:	Director

Address: Commonwealth Trust Limited, Drake Chamber, Road Town, Tortola, British Virgin Islands
Facsimile: (86) 755-8328-2919
E-mail Address: andrew.chen@trony.com

SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

AN ORDINARY HOLDER:

BUILD UP INTERNATIONAL INVESTMENTS LIMITED

By:	/s/ Lau Kam Sze
Name:	Lau Kam Sze
Title:	Director

Address: Commonwealth Trust Limited, Drake Chamber, Road Town, Tortola, British Virgin Islands
Facsimile:
E-mail Address:

SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Series A Preferred Share Purchase Agreement as of the date first written above.

AN ORDINARY HOLDER:

ELLIPSIS LIMITED

By:	/s/ Chen Yixiang
Name:	Chen Yixiang
Title:	Director

Address: Walkers Chambers, 171 Main Street, P O Box 92, Road Town, Tortola VG1110, British Virgin Islands
Facsimile: (86) 755-8328-2919
E-mail Address: andrew.chen@trony.com

SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Series A Preferred Share Purchase Agreement as of the date first written above.

AN ORDINARY HOLDER:

WARSHAW HOLDINGS LIMITED

By:	/s/ Li Lo
Name:	Li Lo
Title:	Director

Address: P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands
Facsimile: (86) 755-8328-2919
E-mail Address: andrew.chen@trony.com

SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Series A Preferred Share Purchase Agreement as of the date first written above.

AN ORDINARY HOLDER:

/s/ Liu Lai Ting
LIU LAI TING

Address: Room 3803, 38/F, Lei Ting Hse, Lei On Court, Lam Tin, Kowloon
Facsimile: (86) 755-8328-2919
E-mail Address: andrew.chen@trony.com

SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

AN INVESTOR:

JPMORGAN SPECIAL SITUATIONS (MAURITIUS) LIMITED

By:	/s/ Jo Miyaile
Name:	Jo Miyaile
Title:	Authorized Signatory

Address:
10, Frere Felix de Valois Street
Port Louis, Mauritius

SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

AN INVESTOR:

INTEL CAPITAL CORPORATION

By:	/s/ Elizabeth L Eby
Name:	Elizabeth L Eby
Title:	Authorized Signatory

Address:
c/o Intel Semiconductor Ltd.
32/F, Two Pacific Place
88 Queensway, Central
Hong Kong
Attention: APAC Portfolio Management
Fax: +852 2240-3775

SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT

SCHEDULE 1

SCHEDULE OF ORDINARY HOLDERS

Name	Addresses and Fax No. for Notice	# of Ordinary Shares

Lakes Invest Limited	Address: Commonwealth Trust Limited, Drake Chambers, P.O. Box 3321, Road Town, Tortola, British Virgin Islands Fax: (86) 755-8328-2919 Email: andrew.chen@trony.com	54,170,000
Sky Sense Investments Limited	Address: Commonwealth Trust Limited, Drake Chambers, P.O. Box 3321, Road Town, Tortola, British Virgin Islands Fax: (86) 755-8328-2919 Email: andrew.chen@trony.com	18,500,000
Build Up International Investments Limited	Address: Commonwealth Trust Limited, Drake Chambers, P.O. Box 3321, Road Town, Tortola, British Virgin Islands Fax: (86) 755-8328-2919 Email: andrew.chen@trony.com	24,000,000
Ellipsis Limited	Address: Walkers Chambers, 171 Main Street, P O Box 92, Road Town, Tortola VG1110, British Virgin Islands Fax: (86) 755-8328-2919 Email: andrew.chen@trony.com	1,500,000
Warshaw Holdings Limited	Address: P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands Fax: (86) 755-8328-2919 Email: (86) 755-8328-2919	180,000
LIU Lai Ting	Address: Room 3803, 38/F, Lei Ting Hse, Lei On Court, Lam Tin, Kowloon Fax: (86) 755-8328-2919 Email: andrew.chen@trony.com	2,772,871

SCHEDULE 2

SCHEDULE OF SERIES A SHAREHOLDERS

Name	# of Series A Preferred Shares

JPMorgan Special Situations (Mauritius) Limited Global Special Opportunities Group Middle Office Attention: Angelica Siu / Tina Xu 26/F Chater House 8 Connaught Road Central, Hong Kong Email: gsog-mo@jpmorgan.com Tel: (852) 2800-7128 / 8761 Fax: (852) 2800-4613	3,348,439

Intel Capital Corporation c/o Intel Semiconductor Ltd. 32/F, Two Pacific Place 88 Queensway, Central Hong Kong Attention: APAC Portfolio Management Fax: +852 2240-3775	2,678,752

SCHEDULE 3

PERSONS TO WHOM THE COMPANY HAS INCURRED INDEBTEDNESS

Name	Loan
Jinjiang City Weili Weaving Manufacturing Industry (晋江市威立织造实业有限公司)	RMB305 million loan with a term of two years from April 10, 2008 to April 10, 2010

EXHIBIT A

[Must be signed by an authorized representative of the Company]

PFIC ANNUAL INFORMATION STATEMENT

PFIC Annual Information Statement pursuant to U.S. Treasury Regulation § 1.1295-1(g).

                                     (the “Company”) hereby represents that:

1.                         This PFIC Annual Information Statement applies to the Company’s taxable year beginning on                  and ending on                 .

2.                         The pro rata shares of the Company’s ordinary earnings and net capital gain attributable to the U.S. Shareholder (directly or indirectly through any other entity that holds the investment in the Company) for the taxable year specified in paragraph (1) are:

Ordinary Earnings:  $

Net Capital Gain:  $

3.                         The amount of cash and the fair market value of other property distributed or deemed distributed by the Company to the U.S. Shareholder during the taxable year specified in paragraph (1) are as follows:

Cash:  $

Fair Market Value of Property:  $

4.                         The Company will permit the U.S. Shareholder to inspect the Company’s permanent books of account, records, and such other documents as may be maintained by the Company that are necessary to establish that the Company’s ordinary earnings and net capital gain are computed in accordance with US Federal income tax principles, and to verify these amounts and the U.S. Shareholders direct or indirect pro rata shares thereof; provided, that a Company representative shall, at the Company’s option, accompany the Investors on any such inspection.

By:
Title:
Date: